Exhibit 10.1

STOCK SALE AGREEMENT

This STOCK SALE AGREEMENT (“Agreement”) is made effective this 8th day of January, 2018 (“Effective Date”) by and between BIO-EN HOLDINGS CORP., with a place of business at 56 Main Street, Monsey, New York 10952 (“Company”), and the individual/entity with the name and address listed below, or its assignees (“Purchaser”). Company and Purchaser are also individually and jointly referred to as “Party” and/or “Parties”.

WHEREAS, Company has determined that it is in the best interests of Company to raise capital by means of the issuance of certain share capital in Company to Purchaser on the terms and conditions more fully set forth in this Agreement; and

WHEREAS, Purchaser desires to invest in Company pursuant to the terms and conditions more fully set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.          Purchase and Sale. (a) Subject to the terms and conditions hereof, on/by January 28, 2018, or prior thereto if in individual tranches (“Closing Date” and/or “Closing”), Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchases from Company 40,000,000 shares of Company’s common stock, the same subject to Regulation 144, with a par share par value $0.001 US dollars ("Shares"), at an aggregate purchase price of TWO HUNDRED TEN THOUSAND and xx/100 U.S. dollars ($210,000.00) (“Purchase Price”) and/or $0.00525 per share (“Per Share Purchase Price”), to be paid at the/each Closing. The Purchase Price/Per-Share Purchase Price shall be remitted to Company via wire transfers, as directed by Company, as per Schedule 1A, as follows: $200,000.00 by January 28, 2017, which has been received, with the remainder, $10,000.0 to be paid at the Closing. Any such Shares purchased herein shall be distributed to Purchaser within fourteen (14) business days from the/each Closing. The Parties shall sign the Escrow Letter attached hereto as Exhibit A.

(b) The Purchase Price shall first be distributed to those creditors of Seller as delineated on the attached Schedule 1B (“Creditor(s)”), the assigned/negotiated payment to each Creditor being in exchange to that Creditor providing Company and Purchaser with acknowledgement and release that such payment. Each Creditor shall, in consideration for the payments made as negotiated, execute a release in favor of Company and Purchaser. A copy of the form of the Releases are attached hereto as Exhibit A. Any additional monies remaining, after payment to the Creditors, shall be distributed first to the attorneys for the Sellers for legal fees owed in the representation of this matter, with the net remainder, thereafter, to be disbursed to Serena Potash.

2.          Representations and Warranties of Company. Company hereby represents and warrants to Purchaser, as follows:

(i) Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby.

(ii) The Shares, when issued and allotted in accordance with this Agreement, will (A) be duly authorized, validly issued, fully paid, non-assessable, (B) have the rights, preferences, privileges, and restrictions set forth in Company’s By-Laws and/or Certificate of Incorporation, (C) be free and clear of any liens, claims, encumbrances or third-party rights of any kind; and, (D) be duly registered in the name of Purchaser in Company's share transfer register.

(iii) No Breach. Neither the execution and delivery of this Agreement nor compliance by Company with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (A) Company's Certificate of Incorporation, or other governing instruments of Company, (B) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (C) any agreement, contract, lease, license or commitment to which Company is a party or to which it is subject, or (D) any applicable law.

3.          Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Company as follows:

(i) Purchaser has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

(ii) The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated herein do not and will not violate or result in a default under the charter or bylaws of Purchaser, or any judgment, order, decree, law, rule or regulation applicable to Purchaser. No consent, approval, authorization, order, filing, registration or qualification of or with any governmental authority is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation of the transactions contemplated herein.

(iii) Purchaser understands that no U.S. and/or foreign federal or state agency has made any finding or determination as to the fairness of the terms of an investment in the Shares, or any recommendation for or endorsement of the Shares being purchased pursuant to this Agreement, or a determination as to the fairness or adequacy of this transaction.

(iv) Purchaser is aware that the Shares or any interest therein may not be resold by the Purchaser in the absence of a corresponding/associated registration under the Securities and Exchange Act of 1934 Act (“1934 Act”) and applicable securities laws or exemption from registration. In particular, the Purchaser is aware that the Shares will be “restricted securities,” as such term is defined in Rule 144 promulgated under the 1934 Act as revised 2/28/2008 (“Rule 144”). The Purchaser is aware that Company has no obligation to cause the registration of any of the Shares purchased by Purchaser. The following legend (or a legend substantially similar in substance) shall be placed on the certificate(s) evidencing the Shares purchased hereunder, the restriction for at least six (6) months from the date of issuance:

"THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

(v) The Purchaser has reviewed all of the Securities and Exchange Commission (“SEC”) filings posted on www.sec.gov for Company including the 10K, 10Q, and 8K filings and has received copies of such documents and such other information as the Purchaser has deemed necessary in order to make an informed investment decision with respect to the purchase of the Shares.

(vi) Purchaser acknowledges that Company, in its sole individual discretion, shall have the right to terminate this Agreement at any time, in whole or in part, if Purchaser is in default under any of the terms hereof. As long as this Agreement is in effect Purchaser agrees to execute any and all further documents necessary in the opinion of Company’s counsel to affect the sale and transfer of the Shares.

(vii) Purchaser has evaluated the merits and risks of the proposed investment in the Shares, including those risks particular to Purchaser's situation, and has determined that this investment is suitable for Purchaser. Purchaser has adequate financial resources for an investment of this character, and at this time Purchaser can bear a complete loss of the Purchase Price, and Purchaser has been advised to consult with an attorney and financial consultant of its choice regarding the legal and financial matters of this transaction and will do so to the extent that it deems necessary. Further, Purchaser will continue to have, after making the proposed investment in the Shares, adequate means of providing for Purchaser's current needs, the needs of those dependent on Purchaser, and possible contingencies;

(viii) Purchaser is acquiring the Shares for his own account, for investment only and not with a view towards the resale or distribution thereof, except in accordance with all applicable federal and state laws and this Agreement. Purchaser understands that there are substantial restrictions on the transferability of the Shares. The Shares will not be, and Purchaser has no right to require that the Shares be registered by the Company. Accordingly, Purchaser may have to hold the Shares for an indefinite period of time if there is no market for the Shares. Further, Purchaser affirms that it is a US resident/entity and not formed/existing solely for the purpose of acquiring the Shares.

(ix) Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended pursuant to Section 413(a) of the Dodd-Frank Act (“1933 Act”), which Rule 501(a) clarifies that net worth is calculated by excluding only the investor's net equity in the primary residence, "calculated by subtracting from the estimated fair market value of the property the amount of debt secured by the property, up to the estimated fair market value of the property and excluding the value of the primary residence of such natural person".

(x) Neither this Agreement nor any statement, list, certificate or other information furnished or to be furnished by or on behalf of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact regarding Purchaser or the Shares or omits or will omit to state a material fact necessary to make the statements regarding Purchaser or the Shares contained herein or therein, in light of the circumstances in which they are made, misleading.

(xi) Purchaser is not relying on the Company or any of its respective employees or agents with respect to the legal, tax, economic and related considerations as to an investment in the Shares. Purchaser has relied on the advice of or has consulted with only its own advisors. Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be purchased by Purchaser under this Agreement. Purchaser further has had an opportunity to ask questions and receive answers from Company regarding the terms and conditions of the transaction and to obtain additional information (to the extent Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished or to which such Purchaser had access. Purchaser is satisfied as to all inquiries that Purchaser has concerning the Company and its business activities, and the purchase of the Shares.

(xii) Purchaser acknowledges that Company has made no representation concerning the Company; that Purchaser has conducted its own investigation and Company disclaims any and all liabilities that they may incur with respect to the sale and transfer of Shares under the 1933 Act and the 1934 Act, including Rule 10b-5 promulgated thereunder.

(xiii) Purchaser is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in the Shares and/or if it has utilized the services of a representative, then Purchaser, with such representative, have sufficient experience in financial and business matter to be capable of evaluating the merits and risks of an investment in the Shares.

4.          Additional Covenants. Each of the Parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

5.          Term/Termination. This Agreement may be terminated: (i) By mutual consent of the Parties; (ii) By Company, if Purchaser is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within ten (10) days of the date of notice of default served by Company claiming such breach; provided, however, that the right to terminate this Agreement pursuant to this Article shall not affect any completed Share purchases prior to the time notice of termination is delivered; and/or, (iii) By Purchaser, if Company is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within ten (10) days of the date of notice of default served by Purchaser claiming such breach; provided, however, that the right to terminate this Agreement pursuant to this Article shall not affect any completed Share purchases prior to the time notice of termination is delivered.

6.          Miscellaneous

6.1        Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby.

6.2        Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of law’s provisions thereof. All differences and disputes arising between the Parties in connection with the Agreement and/or its interpretation and/or its performance and/or breach, shall be referred solely for the decision of the applicable courts of Rockland County, New York. The non-prevailing party in any cause of action brought hereunder shall be liable for the reasonable attorney's fees, expenses, and costs of suit incurred by the prevailing Party or Parties therein.

6.3        Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. All of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement to Purchaser may be assigned or transferred by Purchaser. Purchaser cannot assign this Agreement without the express written consent of the Company.

6.4        Entire Agreement; Amendment and Waiver. This Agreement and the exhibits attached hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof. This Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of both of the Parties to this Agreement.

6.5        Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, via email, overnight delivery or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

If to Purchaser:	To the address below

If to Company:	Bio-En Holdings Corp.
56 Main Street
Monsey, New York 10952
	Attn.:	Serena Potash, Chief Executive Officer
	Email:	beylapotash@gmail.com

or such other address with respect to a Party as such Party shall notify each other Party in writing as above provided. Any notice sent in accordance with this shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier and/or email, three (3) business days from transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the third business day following transmission and electronic confirmation of receipt (provided, however, that any telecopier and/or email notice shall also be accompanied by mailing a copy via first class mail and that notice of change of address shall only be valid upon receipt).

7.6        Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

7.7        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8        Confidentiality. The terms and conditions of this Agreement and the transactions described herein, including the existence hereof and thereof, shall be confidential information and shall not be disclosed to any third party. In the event of a disclosure required by law, the disclosing party shall use all reasonable efforts to obtain confidential treatment of materials so disclosed. Any publication or press release regarding the transaction contemplated herein or the activities of Company shall only be released after receiving written approval of Company, which approval shall not be unreasonably withheld.

7.9        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

7.10      No Finder's Fees. Each Party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. Purchaser agrees to indemnify and to hold harmless Company from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which Purchaser or any of its officers, partners, employees, or representatives is responsible. Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which Company or any of its officers, employees or representatives is responsible.

7.11      Authorization. Company and Purchaser mutually represent and covenant that this Agreement has been duly authorized, executed and delivered by Purchaser and Company and represents the legal obligation of Purchaser and Company, enforceable against Purchaser or Company in accordance with its terms.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

Company:

BIO-EN HOLDINGS CORP.

By:	/s/ Serena B. Potash
Name:	Serena B. Potash
Title:	Chief Executive Officer

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Purchaser(s) signatures/acknowledgements are on the following page.

Purchaser(s):

By:	/s/ Baruch Adika
Name:	BARUCH ADIKA

Amount of Shares Being Purchased: To be determined

Address:	201 Penhorn Avenue, Unit 2
Secaucus NJ 07094

Purchaser(s):

By:	/s/ Shlomi Shany a/k/a Shlomi Swid
Name:	SHLOMI SHANY a/k/a SHLOMI SWID

Amount of Shares Being Purchased: To be determined

Address:	Riachuelo 2877
San Clemente CA 92673

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SCHEDULE 1A

WIRE INSTRUCTIONS

SCHEDULE 1B

Company Creditors

As of January 1, 2018

Access CFO/Berman & Co.

Geoffrey McClaren

Joseph Micalle

Serena Potash

Law Offices of Bruce W. Minsky, P.C.

Globex

Lucosky Brookman LLP/Szaferman, Lakind, Blumstein & Blader, P.C.

Ossie Weitzman

VStock Transfer LLC

Toppan Vintag

Weinberg

Dov Weinstein & Co.

EXHIBIT A

Form of General Release

GENERAL RELEASE

This General Release, dated _______ ___, 201__, is given.

BY:	the Releasor, _____________________________ referred to as “I”, “Our” and/or “We”.

TO:	the Releasee(s), BIO-EN HOLDINGS CORP. (“Bio-En”, “You” and/or “Your”).

1.          RELEASE. I/we, as Releasor, in consideration of the ‘Payment’ (as hereinafter defined) and other good and valuable consideration received from Bio-En, the Releasee, releases and discharges Bio-En, together with each and any of his respective subsidiaries, affiliates, shareholders, officers, directors, controlling person, employees, heirs, executors, administrators, successors in interest, assigns and other controlled units, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which against Bio-En, I/We and/or Our heirs, executors, administrators, successors, and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any other matter, cause or thing whatsoever from the beginning of the world to the day of the date of this GENERAL RELEASE, including, but not limited to, arising from all facts and circumstances concerning: Any and all claims/obligations/liabilities relating to any and all work performed by/for Releasor to Releasee.

2.          PAYMENT. We have, or will cause to have been paid by Bio-En a total of $__________ (“Payment”), this being good and valuable consideration in full payment for making this General Release. I/We agree that I/We will not seek anything further from Bio-En, including, but not limited to, any other payment, attorneys’ fees, monies for liens, monies for expenses either paid or unpaid.

3.          NON-ADMISSION OF LIABILITY. I/We understand and agree that this General Release is merely a settlement of disputed claims and that neither this writing nor the fact of settlement constitutes an admission of liability or wrongdoing or breach of duty on the part of Bio-En.

4.          WHO IS BOUND. The Parties are bound by this General Release. Anyone who succeeds to such rights and to my responsibilities such as my/our heirs, assigns and/or the executors of estate are also bound.

5.          SIGNATURES. The Parties understand and voluntarily agree to the terms of this General Release. This General Release may be signed by facsimile/email and/or in two or more counterparts, each signed by one or more of the Parties, which, when taken together, shall constitute a single instrument.

Releaser:

By:
Name/Title:
Company Name:
Company Address:

Agreed and acknowledged.

BIO-EN HOLDINGS CORP.

By:
Name:	Serena Potash, President
Dated: _________ ___ , 201__